                                                                   EXHIBIT D(21)

                                 AMENDMENT NO. 3
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of December 5, 2005, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and American Century Investment Management, Inc. (the "Sub-Adviser").

                                    RECITALS

          WHEREAS, VALIC and VALIC Company I ("VC I") (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

          WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001 (the "Agreement"), and as amended on June 21, 2004 and June 20, 2005, with respect to the VC I Covered Funds with the Sub-Adviser; and

          WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the management of the VALIC Ultra Fund and to amend Section 5 of the Agreement to reflect the addition of a notice of termination provision applicable to the VALIC Ultra Fund; and

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

          1. Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the VALIC Ultra Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

          2. Notice of Termination. Section 5 of the Agreement is amended to add the following provision with respect to the VALIC Ultra Fund:

               With respect to the VALIC Ultra Fund, the SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on not less than 90 days' written notice to VALIC.

          3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

          4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

          5. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE               AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                       MANAGEMENT, INC.


By: /s/ Evelyn Curran                   By: /s/ William M. Lyons
    ---------------------------------       ------------------------------------
Name: Evelyn Curran                     Name: William M. Lyons
Title: Senior Vice President            Title: President

                                   SCHEDULE A

                           Effective December 5, 2005

SUBADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Funds          Fee
-------------          ---
Income & Growth Fund   0.45% on the first $150 million;
                       0.40% on the next $150 million; and
                       0.35% over $300 million.

Small Cap Fund         0.59%.

VALIC Ultra Fund       0.55% on the first $500 million;
                       0.50% on the next $500 million;
                       0.45% on the next $500 million; and
                       0.40% over $1.5 billion.